UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2005 (May 27, 2005)

HARKEN ENERGY CORPORATION

(Exact Name of registrant as specified in its charter)

Delaware	1-10262	95-2841597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 State Street, Suite 200 Southlake, Texas	76092
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 424-2424

Former Name or Former Address, if Changed Since Last Report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 27, 2005, Harken Energy Corporation’s (the “Company”) 70% owned subsidiary, Global Energy Development PLC (“Global”), signed a new exclusive Technical Evaluation Agreement (“TEA”) with the National Hydrocarbons Agency of the Republic of Colombia (“ANH”) for the evaluation of potential hydrocarbon resources and to identify prospective zones in the Valle Lunar area located in the established Llanos Basin of eastern Colombia.

There are no material relationships between the Company or its affiliates and ANH other than in respect of the material definitive agreement described herein and the previously disclosed Rio Verde and Los Hatos Exploration and Production Concession Contracts as described in the Company’s Form 10-K/A dated April 13, 2005.

A full description of the terms and conditions of the TEA is set forth in the English translation of the TEA which is filed as an exhibit with this Current Report and is incorporated herein by reference.

The TEA has a term of 16 months and covers approximately 2.1 million acres in the Valle Lunar area. The TEA requires Global to complete certain geophysical measurements and analysis, including the acquisition of aeromagnetic data within the TEA area. The estimated total cost of the TEA obligations is approximately $544,000. Global is required to submit a final evaluation report within two (2) months following the TEA termination. During the TEA term, Global will have priority rights to negotiate and enter into an Exploration and Production Concession Contract on all or a portion of the TEA area.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description
10.1	Valle Lunar Technical Evaluation Agreement (English Translation)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harken Energy Corporation
(Registrant)

Date: May 31, 2005	By:	/s/ ELMER A. JOHNSTON
Elmer A. Johnston
Vice President, Secretary and General Counsel

List of Exhibits

Exhibit Number	Description
10.1	Valle Lunar Technical Evaluation Agreement (English Translation)